Exhibit (5)(b)

LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

Effective May 1, 2023

The Lazard Funds, Inc.

 30 Rockefeller Plaza

 New York, New York 10112

Re:       Expense Limitation Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Enhanced Opportunities Portfolio and Lazard Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A), fees and expenses related to filing foreign tax reclaims and extraordinary expenses, exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Management Agreement”), or LAM will bear, such excess expense.

In addition, until May 1, 2024, to the extent the “Total Annual Fund Operating Expenses” (as used in Form N-1A) of the R6 shares of a Portfolio exceed the Total Annual Fund Operating Expenses of the Portfolio’s Institutional shares (in each case, not including management fees, custodial fees or other expenses related to the management of the Portfolio’s assets), LAM will bear the expenses of the R6 shares in the amount of such excess.

This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:	/s/ Mark R. Anderson
Mark R. Anderson
Managing Director

Accepted and Agreed To:
THE LAZARD FUNDS, INC., on behalf of each of the Portfolios set forth on Schedule A hereto

By:	/s/ Christopher Snively
Christopher Snively
Chief Financial Officer
2

SCHEDULE A

	Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)
Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Until May 1, 2024
Lazard Developing Markets Equity Portfolio	1.15%	1.40%	1.10%
Lazard Emerging Markets Core Equity Portfolio	1.10%	1.35%	1.05%
Lazard Emerging Markets Debt Portfolio	0.85%	1.05%	0.80%
Lazard Emerging Markets Equity Advantage Portfolio	0.90%	1.15%	0.85%
Lazard Emerging Markets Equity Portfolio	1.20%	1.45%	1.15%
Lazard Emerging Markets Strategic Equity Portfolio	1.10%	1.35%	1.05%
Lazard Enhanced Opportunities Portfolio	1.25%	1.50%	1.20%
Lazard Equity Franchise Portfolio	0.95%	1.20%	0.90%
Lazard Global Dynamic Multi-Asset Portfolio	0.90%	1.15%	0.90%
Lazard Global Equity Select Portfolio	0.90%	1.15%	0.85%
Lazard Global Fixed Income Portfolio	0.70%	0.95%	0.65%
Lazard Global Strategic Equity Portfolio	0.90%	1.15%	0.85%
Lazard International Equity Advantage Portfolio	0.80%	1.05%	0.75%
Lazard International Equity Portfolio	0.85%	1.10%	0.80%
Lazard International Equity Select Portfolio	0.90%	1.15%	0.85%
Lazard International Quality Growth Portfolio	0.85%	1.10%[1]	0.80%
Lazard International Small Cap Equity Portfolio	1.13%	1.38%	1.08%
Lazard International Strategic Equity Portfolio	1.05%	1.30%	1.00%
Lazard Managed Equity Volatility Portfolio	0.75%	1.00%	0.70%
Lazard Opportunistic Strategies Portfolio	1.02%	1.27%	1.02%
Lazard Real Assets Portfolio	0.80%	1.05%	0.75%
Lazard US Corporate Income Portfolio	0.55%	0.80%	0.55%[1]
Lazard US Equity Concentrated Portfolio	0.90%	1.15%	0.85%
Lazard US Equity Focus Portfolio	0.70%	0.95%	0.70%
Lazard US Short Duration Fixed Income Portfolio	0.40%	0.65%[1]	0.35%
Lazard US Small-Mid Cap Equity Portfolio	1.05%	1.30%	1.00%
Lazard US Sustainable Equity Portfolio	0.75%	1.00%	0.70%
Lazard US Systematic Small Cap Equity Portfolio	0.90%	1.15%	0.85%

Until December 30, 2024
Lazard US Convertibles Portfolio	0.75%	1.00%	0.70%

Until May 1, 2033
Lazard Global Listed Infrastructure Portfolio	1.20%	1.45%	1.15%

From May 1, 2024 until May 1, 2033
Lazard Emerging Markets Debt Portfolio	1.10%	1.35%	1.05%
Lazard International Equity Select Portfolio	1.15%	1.40%	1.10%
Lazard US Equity Concentrated Portfolio	1.10%	1.35%	1.05%

[1]	Until May 1, 2033.